JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc.
Rule 10f-3 Transactions
For the period from January 1, 2013 to June 30, 2013

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 6/27/2013
Issuer CDW Corporation (CDW) IPO
Cusip 12514G10
Shares 1,483,500
Offering Price $17.00
Spread $0.935
Cost $25,219,500
Dealer Executing Trade Barclays Capital Inc.
% of Offering  purchased by firm 8.29%
Syndicate Members JPMorgan/ Barclays/ Goldman, Sachs & Co./ Deustche Bank Securities/ Morgan Stanley/ Baird/ Raymond James/ William Blair/ Needham & Company/ Stifel/ Loop Capital Markets/ The Williams Capital Group, L.P.